September 6, 2019

John Barnett
1042 Cantwell Place
Spring Hill, TN 37174

Dear John,
It is my pleasure to extend the following offer of employment to you on behalf of Protective Insurance. We are impressed with your accomplishments and feel your background and experience will be mutually beneficial for our present needs and your professional growth.  Your first day of employment will be October 1, 2019.
Title: Chief Financial Officer.  The position will report to Jeremy Johnson, Chief Executive Officer.
Salary: $385,000.00/year paid bi-weekly installments.  All employees are reviewed annually at the beginning of every year.
Short Term Incentive Plan Bonus: The short-term incentive plan target bonus is 40%% of salary and is based on a combination of company and personal performance (80% company and 20% personal). Your guaranteed bonus for 2019 will be $75,000 and will be paid in March 2020.
Long Term Incentive Plan Bonus: The long-term incentive plan target bonus is 30% of salary and is based on a combination of company and personal performance (80% company and 20% personal). The first year bonus is prorated for the number of full calendar months employed. Based on your annual salary and proposed start date, the long-term incentive bonus for 2019 would be targeted at approximately $29,118, paid in March 2020.
Total Potential 2020 Compensation:

Salary $385,000
STIP Bonus $154,000 (target)
LTIP Bonus $115,500 (target)
Total $654,500

Relocation Payment
$100,000 subject to applicable withholding and deductions.  The cash relocation package will be payable in a lump sum in accordance with the Company’s first regular payroll after your start date and is repayable in accordance to the terms of the Non-Compete, Severance & Confidentiality Agreement.

Sign-On Bonus	$120,000 (one-time) cash, subject to applicable withholding and deductions, will be payable in a lump sum in accordance with the Company’s first regular payroll after your start date.

Restricted Stock:
$200,000 worth of restricted shares of the Company’s Class B Common Stock which are scheduled to vest over a three-year period in accordance with the terms outlined in the Non-Compete, Severance & Confidentiality Agreement and/or the award agreement.

Cobra Subsidy: $5,600 (one-time) subject to applicable withholding and deductions.

Benefits: The standard health, life, disability and dental insurance programs are available the first of the month following your start date. Employee contribution to payment for benefit plans is determined annually.   The Company’s open enrollment period will begin in December for coverage beginning January 1, 2020.
You will be eligible to contribute to our 401(k) plan and receive Company matching as early as December 1, 2019.  The Company match is 100% of the first 3% and 50% of the next 2%, up to a maximum of 4% of your salary.  An additional profit sharing match of 4% of salary is also contributed.  The overall maximum Company contribution is 8% of your salary.  The 401(k) plan is subject to annual review as determined by the Board of Directors.
Please respond to this offer with your signature.  We are looking forward to your acceptance of our offer and request that you respond no later than September 9, 2019.  Note that this offer is contingent upon the completion of a successful background check.  If you have any questions, please contact me at 317/800-3981 or via email at djohnson@protectiveinsurance.com

_______________________                                          ___________
Name              Date

Sincerely,
Deborah B. Johnson
Chief Human Resources Officer